Exhibit 99.1

For Immediate Release

Media Contact:	Investor Relations Contact:
ValueClick, Inc. John Ardis 1.630.922.6423	ValueClick, Inc. Gary J. Fuges, CFA 1.818.575.4677

VALUECLICK ACQUIRES SHOPPING.NET

ValueClick Europe Expands Further into Online Shopping Destination Sites

Westlake Village, Calif. – December 4, 2006 – ValueClick, Inc. (Nasdaq: VCLK) today announced that it has acquired Shopping.net, a privately-held company based in London, for approximately $13.3 million in cash, net of cash acquired. Shopping.net owns and operates 27 websites that provide comparison shopping, search, and vertical market content to European online consumers.

Shopping.net will be integrated into ValueClick Europe to complement ValueClick Europe’s existing online marketing services. Shopping.net websites – including shopping.net, classifieds.co.uk and mortgages.net – enable online transactions and attract more than two million unique visitors per month. Shopping.net generates revenue primarily through online advertising priced on a cost-per-click basis. Shopping.net is ValueClick’s second European acquisition of online shopping destination sites, following the 2004 acquisition of comparison shopping site, PriceRunner.com.

“Shopping.net is a great fit for ValueClick Europe,” said Carl White, chief executive officer of ValueClick Europe. “This acquisition expands our online shopping destination site presence in the marketplace, and is another significant step in our European expansion. Shopping.net will complement our other businesses, including PriceRunner, Commission Junction and vcmedia.”

“Europe is an important growth area for ValueClick, and we’re excited to add Shopping.net to our European operations,” said James Zarley, chairman and chief executive officer of ValueClick. “Shopping.net gives Carl’s team greater opportunities to leverage their expertise in monetizing online traffic and expands ValueClick’s overall presence in Europe.”

Under the terms of the agreement, ValueClick has acquired all outstanding equity interests in Shopping.net for approximately $13.3 million in cash, net of cash acquired. For calendar year 2006, Shopping.net is expected to generate approximately $4 million in revenue and $2 million in adjusted-EBITDA.1 Shopping.net’s contribution to ValueClick’s financial results for the quarter ending December 31, 2006 is anticipated to be immaterial.

About ValueClick, Inc

ValueClick, Inc. (Nasdaq: VCLK) is one of the world’s largest online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and robust revenue streams for publishers. ValueClick’s performance-based solutions allow customers to reach their potential through multiple online marketing channels, including affiliate and search marketing, display advertising, lead generation, ad serving and email technology, and comparison shopping. ValueClick brands include Commission Junction, ValueClick Media, Mediaplex and PriceRunner. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including: its Annual Report on Form 10-K filed on March 31, 2006 and amendment to its Annual Report on Form 10-K/A filed on April 21, 2006; and its current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

- end -

1 Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income before interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted-EBITDA included in this press release is a non-GAAP measure.